Exhibit 10.1

SCHEDULE OF 2019 EQUITY AWARDS

Name	Title	2019 Stock Options	Vesting Schedule
Charles J. Link, Jr., M.D.	CEO, Chairman and CSO	500,000	(1)
Nicholas N. Vahanian, M.D.	President	185,000	(1)
Eugene P. Kennedy	Chief Medical Officer	185,000	(1)

(1)
50% of stock options to vest in 48 equal monthly installments beginning on the Vesting Commencement Date (March 1, 2019), provided that at the relevant vesting dates the officer’s continuous service to the Company has not been terminated as defined in or as determined under the Company’s 2009 Equity Incentive Plan. 50% of stock options shall vest on the following schedule:

(a)25%, as follows:

8.34% vesting on the first day of the month following an increase of closing share price on Nasdaq Stock Market by at least 33.33% above exercise price of 2019 options on Date of Grant when measured over 30 consecutive calendar days (must occur within four years of Date of Grant or options are cancelled);

an additional 8.33% vesting on the first day of the month following an increase of closing share price on Nasdaq Stock Market by at least 66.66% above exercise price of 2019 options on Date of Grant when measured over 30 consecutive calendar days (must occur within four years of Date of Grant or options are cancelled); and

an additional 8.33% vesting on the first day of the month following an increase of closing share price on Nasdaq Stock Market by at least 100% above exercise price of 2019 options on Date of Grant when measured over 30 consecutive calendar days (must occur within four years of Date of Grant or options are cancelled).

If there is a Corporate Transaction (as such term is defined in the Company’s 2009 Equity Incentive Plan), and the price per share payable for the Company's Common Stock in such transaction is at or above one or more target share prices that had not previously resulted in vesting of a portion of the option, such portion shall vest immediately prior to the Closing of the Corporate Transaction. If the price per share of Common Stock that is paid in such transaction is below one or more of the stock price targets set forth in this Section (l)(a), there will be no acceleration of vesting pursuant to the officers' employment agreements. If the Corporate Transaction provides for payment of contingent consideration, and if such payment would have resulted in achievement of a stock price target had it been paid on the date of the closing of the Corporate Transaction, the Board shall make appropriate provision in accordance with the Plan for the optionee to receive a share of such payment if and when such contingent consideration is paid in such transaction. For purposes of clarity, for each of the vesting criteria set forth above, once the thirty calendar day moving average of NewLink’s stock on the Nasdaq Stock Market is greater than or equal to the applicable price target, vesting shall occur on the first day of the month following such event, except for any vesting that occurs as a result of a Corporate Transaction as set forth above.

(b)12.50% on the first day of the month following an executed expansion of the Company’s pipeline with in-license, merger acquisition or internal development of a novel drug candidate that has a positive net present value as of the date approved by the Board.

(c)12.50% on the first day of the month following enrollment of the first patient in a clinical trial that is registration eligible under current FDA regulations or as determined through interactions with the FDA.

If there is a Corporate Transaction (as such term is defined in the Company’s 2009 Equity Incentive Plan), any options containing unsatisfied performance-based vesting measures described in Section 1(b) and l(c) will convert to time-based vesting (with vesting commencing on the original Vesting Commencement Date of such option) and will be subject to any applicable acceleration provisions in the optionees’ respective employment agreements.

Exhibit 10.1